Exhibit 3.2
COUSINS PROPERTIES INCORPORATED
(Amended and Restated as of ~~February 17~~ June 6, 2009)
Article II.
DIRECTORS
          Section 1. Power of Directors. Subject to the Articles of Incorporation and these Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, the Board of Directors and those committees of the Board of Directors designated in Article II, Section 6 hereof.
          Section 2. Composition of the Board. The Board of Directors shall consist of not less than three (3) nor more than twelve (12) natural persons of the age of eighteen years or over but, if at least a majority of the outstanding shares of capital stock of the Corporation having the power to vote for the election of directors is owned of record by one shareholder, the Board of Directors may consist of only one director. The exact number of directors within the specified minimum and maximum shall be fixed by resolution of the directors from time to time or by resolution of the shareholders from time to time. Directors need not be residents of the State of Georgia or shareholders of the Corporation. At each annual meeting the shareholders shall elect the directors, who shall serve until their successors are elected and qualified; provided that the shareholders may, if the votes cast favoring the action exceed the votes cast opposing the action, increase or reduce the number of directors by amendment to the Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.
          ~~Section 3.~~        Section 3. Chairman of the Board. The Board of Directors, by resolution adopted by a majority of all of the directors, may designate from among its members a Chairman of the Board. At the discretion of the Board of Directors, the Chairman may be a non-executive Chairman or may be an officer of the Corporation. The Chairman of the Board shall preside at all meetings of the Board of Directors and the shareholders. The Chairman of the Board shall have such authority and responsibilities and perform such duties as may be determined by the Board of Directors.
          Section 4. Meetings of the Board; Notice of Meetings; Waiver of Notice. The annual meeting of the Board of Directors for the purpose of electing officers and transacting such other business as may be brought before the meeting shall be held each year immediately following the annual meeting of shareholders. The Board of Directors may by resolution provide for the time and place of other regular meetings and no notice of such regular meetings need be given. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, by the Chief Executive Officer or by any two directors, and notice of the date, time and place of such meetings shall be given to each director at least two (2) days before the meeting. Any director may execute a waiver of notice, either before or after any meeting, and shall be deemed to have waived notice if he is present at such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be stated in the notice or waiver of notice of such meeting. Any meeting may be held at any place within or without the State of Georgia.
          Section ~~4~~ 5. Quorum; Vote Requirement. A majority of the number of directors last fixed by the shareholders or the Board of Directors, as applicable, shall constitute a quorum for the transaction of business at any meeting. In no case shall less than two directors constitute a quorum, except that when a board consists of only one director as authorized in Article II, Section 2 hereof, then one director shall constitute a quorum. If a quorum is present when a vote is taken, the vote of a majority of the directors present shall be the act of the Board of Directors, unless a greater vote is required by law, by the Articles of Incorporation or by these Bylaws.
          Section ~~5~~ 6. Action of Board Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent, setting forth the action so taken, is signed by all the directors or committee members and filed with the minutes of the proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous affirmative vote of the Board of Directors or committee, as the case may be.
          Section ~~6~~ 7. Committees. The Board of Directors, by resolution adopted by a majority of all of the directors, may designate from among its members an Executive Committee, and/or other committees (which may include, by way of example and not as a limitation, an Audit Committee and a Compensation, Succession, Nominating and Governance Committee or any combination thereof), each composed of at least one (1) director who shall elect from among themselves a committee chairman, unless such chairman has been appointed by the full Board of Directors, which may exercise such authority as is delegated by the Board of Directors, provided that no committee shall have the authority of the Board of Directors to (1) approve or propose to shareholders action which requires the approval of the shareholders of the Corporation, (2) fill vacancies on the Board of Directors or on any of its committees, (3) amend the Articles of Incorporation pursuant to Section 14-2-1002 of the Georgia Business Corporation Code, except as otherwise provided by Section 14-2-825 of the Georgia Business Corporation Code, (4) adopt, amend or repeal the Bylaws of the Corporation, or (5) approve a plan of merger not requiring shareholder approval.
          Section ~~7~~ 8. Vacancies. A vacancy occurring in the Board of Directors may be filled by the shareholders or by the Board of Directors or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of the remaining directors, or by the sole remaining director, as the case may be. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office, or if such vacancy occurs by reason of an amendment to these Bylaws increasing the number of directors, until the next election of directors by the shareholders and the election and qualification of the successor.
          Section ~~8~~ 9. Telephone Conference Meetings. Unless the Articles of Incorporation otherwise provide, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.
          Section ~~9~~ 10. Fees and Expenses. A fee and reimbursement for expenses for attendance at meetings of the Board of Directors or any committee thereof may be fixed by resolution of the Board of Directors.
Article III.
OFFICERS
          Section 1. Executive Structure of the Corporation. The officers of the Corporation shall consist of a ~~Chairman of the Board of Directors, a~~ Chief Executive Officer, a President, a Secretary, one or more Assistant Secretaries and a Treasurer. The Board of Directors, in its discretion, may also elect a Chairman of the Board of Directors (who must be a director) who may, if so determined by the Board of Directors, serve as an officer of the Corporation. In addition, the Board of Directors may elect such other officers or assistant officers including one or more Vice Chairmen of the Company, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. Each officer shall hold office for the term for which he has been elected or appointed and until his successor has been elected or appointed and has qualified, or until his earlier resignation, removal from office or death. Any two or more offices may be held by the same person. The Board of Directors, or any officer to whom the Board of Directors may delegate such authority, may also appoint such other officers as it or they may see fit, and may prescribe their respective duties.
           Section 2. ~~Chairman of the Board of Directors. The Chairman of the Board of Directors shall give general supervision and direction to the affairs of the Corporation, subject to the direction of the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors and the shareholders.~~
          ~~Section 3.~~ Chief Executive Officer. The Chief Executive Officer shall be in charge of the day-to-day affairs of the Corporation, subject to the direction of the Board of Directors. The Chief Executive Officer shall have responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the administration of the business affairs of the Corporation, and, in general, shall perform such other duties as are incident to the office of a chief executive officer, including those duties customarily performed by persons holding such office. In the absence of the Chairman of the Board of Directors, the Chief Executive Officer (if such officer serves on the Board of Directors) shall preside over the meetings of the directors and of the shareholders at which the Chief Executive Officer shall be present.
          Section ~~4~~ 3. President. The President shall perform such duties as are incident to the office of a president, including those duties customarily performed by persons holding such office, and such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time. In the absence of a designation of a Chief Executive Officer by the Board of Directors, the President shall be the Chief Executive Officer.
          Section ~~5~~ 4. Vice Chairman of the Company. There may be one or more Vice Chairmen of the Company, as the Board of Directors may from time to time elect. Each shall do and perform all acts and duties as may be assigned by or under the authority of the Board of Directors or the Chief Executive Officer.
          Section ~~6~~ 5. Vice Presidents. There may be one or more Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, as the Board of Directors may from time to time elect. Each shall do and perform all acts and duties as may be assigned by or under the authority of the Board of Directors or the Chief Executive Officer.
          Section ~~7~~ 6. Secretary. The Secretary and one or more Assistant Secretaries shall keep the minutes of the proceedings of the shareholders and of the Board of Directors, and shall have custody of the seal of the Corporation.
          Section ~~8~~ 7. Treasurer. The Treasurer shall be responsible for the maintenance of proper financial books and records of the Corporation. The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep regular records of accounts and balance the same each month. He shall sign such instruments as require his signature.
          Section ~~9~~ 8. Other Duties and Authority. Each officer, employee and agent of the Corporation shall have such other duties and authority as may be conferred upon him by the Board of Directors or delegated to him by the Chairman of the Board of Directors or the Chief Executive Officer.
          Section ~~10~~ 9. Removal of Officers. Any officer may be removed at any time by the Board of Directors and such vacancy may be filled by the Board of Directors. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment.
          Section ~~11~~ 10. Compensation. The compensation of the officers shall be fixed from time to time in accordance with the charter of the Compensation, Succession, Nominating and Governance Committee (or any successor committee). No officer shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation.